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                                                                   EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2003, except for Note 8 which is as of November 7, 2003 relating to the financial statements, which appears in United States Steel Corporation's Current Report on Form 8-K dated November 13, 2003. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2003, relating to the financial statement schedule, which appears in United States Steel Corporation's Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
January 27, 2004